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                                                                    EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm


The Member
Mirant North America, LLC:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains an explanatory paragraph describing the confirmation of Mirant Corporation's Plan of Reorganization (the Plan), the effective date of the Plan and the basis of presentation of the Company's combined financial statements. Our report also contains an explanatory paragraph referring to the Company's adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations: An Interpretation of FASB Statement No. 143, in 205.

/s/ KPMG LLP

Atlanta, Georgia
June 2, 2006